Geo Point Technologies, Inc. Completes Acquisition of Kazakh Oil Refinery

Geo Point Closes Share Exchange Agreement and Plans to
Capitalize On Refining Opportunities in Underserved Market

Salt Lake City, UT, November 1, 2010 - Geo Point Technologies, Inc. (OTCBB: GNNC), today announced its official entry into the oil refining business in an underserved region of the world with the completed acquisition on October 28, 2010, of GSM Oil Holdings Ltd., a limited liability company organized in Cyprus (“GSM”) through a share exchange agreement. GSM recently acquired Sinur Oil LLP, a limited liability partnership organized in Kazakhstan which owns and operates an oil refinery in Karatau, Kazakhstan.

“This acquisition signifies a major shift in our focus, as Geo Point Technologies is now operating a state-of-the-art, green oil refinery in southern Kazakhstan,” commented Jeffrey Jensen, Geo Point’s President and Chief Executive Officer. “This region has tremendous oil reserves, but lacks refining capacity, and we anticipate strong domestic demand for our refined fuel products.  Now that the acquisition is complete, we will look at expanding our facility in the near future.”

Using a patented oil refining technology, Sinur Oil has built a near zero emissions “micro” oil refinery, expected to process approximately 2,000 tons of crude oil per month. The refinery uses electromagnetic induction in place of traditional open flame combustion, which minimizes operating pressures and provides a safer work environment for plant operators.  The refinery is located on a 4.3 hectare site that contains the refining equipment, storage tanks, administrative buildings, boilers, pumps, a warehouse, and a rail spur. The three main refined products are diesel fuel, gasoline, and mazut, a heating oil.

Pursuant to the terms of the acquisition agreement, GSM is now a wholly owned subsidiary of Geo Point and the GSM shareholders have assumed the controlling interest in Geo Point Technologies, Inc.  Upon closing, Geo Point issued 26,808,000 restricted shares of its common stock to the beneficiary shareholders of GSM Oil Holdings and received all of the outstanding shares of GSM. The structure is intended to optimize tax savings for Geo Point’s shareholders, taking advantage of various credits and tax exclusions in the European Union, the United States and other countries.

Changes to the Board of Directors
Simultaneous with this transaction, on October 28, 2010, Geo Point’s board of directors appointed Gafur Kassymov, 58, as Chairman of the board of directors, replacing William Lachmar who resigned from the board.  Mr. Kassymov has been the General Director of Sinur Oil LLP, overseeing company management and operations and has been involved in the oil refinery’s development since its inception in 2005.  Permanently residing in the Republic of Kazakhstan, Mr. Kassymov is the Chairman of the Uzbek Ethnic Cultural Association in the Republic of Kazakhstan, a non-governmental and non-political body.  Mr. Kassymov is a member of the Kazakhstan People’s Assembly (KPA), chaired by the President of Kazakhstan.  He is a well known business leader and major employer in the region, having founded several local enterprises, including the largest open market in Taraz.  Mr. Kassymov studied at Leningrad Electrotechnical School, and then continued his education in Kazakhstan where he graduated from Dzambyl University with a bachelor’s degree in engineering and economics.  He also holds a degree of jurisprudence studies from Auylie-Ata University where he completed his post-graduate education in 2000.  Mr. Lachmar will continue in his capacity as Manager of Environmental Remediation.

About Geo Point Technologies
Geo Point Technologies, Inc. operates an oil refinery in Karatau, Kazakhstan, producing diesel, gasoline, and heating oil.  It also provides environmental risk and impact assessments and remediation with an emphasis on oil and gas related properties.

This news release may contain “forward-looking” information.  We use words such as “anticipate,” “believe,” “expect,” “future,” “intend,” “plan,” and similar expressions to identify forward-looking statements.  These forward looking statements are only predictions and are subject to certain risks, uncertainties and assumptions. Actual results may differ materially from the forward looking statements in this press release. Additional risks and uncertainties are identified and described in the Company's SEC reports. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date.  The Company does not undertake, and the Company specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences, developments, events, or circumstances after the date of such statement.

Contact:
Geo Point Technologies, Inc.
257 E 200 S, Suite 490
Salt Lake City, UT 84111
801.810.4662
investor.relations@geopointtech.com